UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2014

Web.com Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

__________________________________________________________________________________________
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    Election of Director.

On December 5, 2014, Mr. Tim Cost was elected to the Board of Directors of Web.com Group, Inc. (Web.com) to serve until the 2015 Annual Meeting of Stockholders. With the election of Mr. Cost to the Board, Web.com’s Board has expanded to 7 members. Mr. Cost was also appointed to the Compensation Committee and the Nominating and Corporate Governance Committee.
Mr. Cost is currently the President of Jacksonville University and has held that position since February 1, 2013. Prior to joining Jacksonville University, Mr. Cost was Executive Vice President for food and beverage world leader, PepsiCo. He has 32 years of senior executive experience at many of the world’s top companies, including Bristol-Myers Squibb, Kodak, ARAMARK, Wyeth/Pfizer, Centocor/Johnson & Johnson, and Pharmacia. His background and experience center on mergers and acquisitions, strategy, marketing, public policy, investor relations, crisis/issues management, government relations, communications, and capital markets.
Under Web.com’s current compensation arrangements for non-employee directors, Mr. Cost will receive: (1) an annual Board retainer fee of $40,000, (2) an initial grant of an option to purchase 25,000 shares of Web.com’s common stock and a restricted stock award covering 12,500 shares of Web.com’s common stock, in each case vesting over a 3-year period, (3) on each annual meeting of stockholders date, a grant of an option to purchase 15,000 shares of Web.com’s common stock and a restricted stock award covering 4,250 shares of Web.com’s common stock, in each case vesting over one year, (4) an annual Compensation Committee retainer of $4,000 and an annual Nominating and Corporate Governance Committee retainer of $1,500, and (5) on each annual meeting of stockholders date, a stock option to purchase 625 shares of Web.com’s common stock for service on the Compensation Committee and a stock option to purchase 625 shares of Web.com’s common stock for service on the Nominating and Corporate Governance Committee, in each case vesting over one year.
Web.com intends to enter into Web.com’s standard form of indemnification agreement with Mr. Cost.
Item 9.01    Financial Statements and Exhibits.
(c) Exhibits

Exhibit Number	Description
99.1	Press Release titled “Web.com Appoints Timothy P. Cost to Board of Directors”, dated December 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEB.COM GROUP, INC.
                                (Registrant)

Dated: December 9, 2014

/s/ Matthew P. McClure
Matthew P. McClure, Secretary